NEWS RELEASE
For Immediate Release

CNT ANNOUNCES PRELIMINARY FIRST QUARTER 2004 RESULTS

MINNEAPOLIS, MN. May 4, 2004 – CNT (NASDAQ: CMNT), the global expert in storage networking solutions, today reported that it now expects revenue for the first quarter ending April 30, 2004, to still be in the range of $95 to $100 million. However, the resulting pro forma profit/loss is expected to be in the range of a loss of $.03 per share to a loss of $.05 per share. This compares to its previous guidance of a pro forma profit of between $.02 and $.05 per share. Pro forma results exclude amortization of intangibles, any earn-out related to the BI-Tech acquisition and the recent sale of the ERP consulting business, but include income taxes at a 34% effective rate. The company expects GAAP reported earnings per share to be approximately $0.10 lower than pro forma earnings per share. The projected shortfall in pro forma earnings is primarily due to product mix, managed service orders, availability of new features and inventory lead times.

Tom Hudson, CNT’s President, Chairman, and CEO, commented: “We continue to see strong demand for our FC/9000 Fibre Channel and FICON director product. Both port and unit shipments increased by over 70% compared to shipments in the first quarter of 2003, before the acquisition of Inrange. Our other CNT product revenues were approximately $5 million under expectations, partially due to managed service contracts that will be recognized over the next few years. We saw some continued lumpiness in demand, driven by complex customer decision-making. In addition, we received orders for products with new features that weren’t certified by quarter end and orders late in the quarter that could not be fulfilled due to inventory lead times. These orders will be fulfilled and recognized as revenue in the second and third quarters. Third party sales were stronger than expected.”

CNT Corporation

6000 Nathan Lane North Minneapolis, Minnesota 55442
Tel: U.S. 800-638-8324 International 763-268-6000 Fax: 763-268-6800

Conference Call Information

CNT will release first quarter 2004 financial results after market close on May 17, 2004, followed by a conference call beginning at 4:30 pm Central Daylight Time, 5:30 pm Eastern Daylight Time. A call-in number and web cast information will be provided at a later date.

About CNT

CNT is the expert in today’s most cost-effective and reliable storage networking solutions. For over 20 years, businesses around the world have depended on us to improve business efficiency, increase data availability and manage their business-critical information. CNT applies its technology, products and expertise in open storage networking architecture and business continuity to help companies build end-to-end solutions consisting of analysis, planning and design, multi-vendor integration, implementation and ongoing remote management of the SAN or storage infrastructure. For more information, visit CNT’s web site at www.cnt.com or call 763-268-6000.

All brand names and product names are trademarks or registered trademarks of their respective companies.

For Additional Information, Contact:
Greg Barnum, VP of Finance & CFO
763-268-6110; greg_barnum@cnt.com

Certain statements in this press release and in documents we have filed with the Securities and Exchange Commission, and oral statements made by or with the approval of our executive officers contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about our anticipated receipt of orders and their impact on quarterly sales, business strategy, expectations regarding future revenue levels, timing of and plans for the introduction or phase-out of products or services, enhancements of existing products or services, plans for hiring additional personnel, entering into strategic partnerships, and other plans, objectives, expectations and intentions that are not historical fact.

The words “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of certain risk factors, including but not limited to (i) competitive factors, including pricing pressures, (ii) variability in quarterly sales, (iii) economic trends in various geographic markets; (iv) relationships with our strategic partners; (v) unanticipated risks associated with introducing new products and features; (vi) technological change affecting our products (vii) adverse judgements in present and future litigation; (viii) continued operating results according to plan with Inrange; and (iv) other events and other important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission. We assume no obligation to update any forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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